Shareholder Meetings

A Special Meeting of Shareholders of the Fund was held on August 22, 2006 for shareholders of record as of May 25, 2006, to approve a new Investment Advisory Agreement and Sub-Advisory Agreement, for each of the following Portfolios, as well as a change to the fundamental investment policy regarding investments in municipal securities for the Portfolios indicated below. The votes regarding the approval of the new agreements and the change to the fundamental investment policies were as follows:

Approve the new Investment Advisory Agreement:

					For		Against		Abstain

AMT-Free Municipal Bond       27,914,768       16,032     	19,387

Ohio Municipal Bond           9,923,369       26,344      	9,299

Delaware Municipal Bond       5,440,288       20,772     	36,740

Kentucky Municipal Bond          6,613,654       22,040    	8,544

Approve the new Sub-Advisory Agreement:


					For		Against		Abstain

AMT-Free Municipal Bond      27,924,176       11,640     	14,371

Ohio Municipal Bond          9,916,841       	26,344     	45,827

Delaware Municipal Bond      5,441,226       20,772     	35,802

Kentucky Municipal Bond      6,613,654       22,040      	8,544

Approve the Change to the Fundamental Investment Policy:


					For		Against		Abstain

Ohio Municipal Bond   	     9,911,383       	35,612      42,018

Delaware Municipal Bond      5,405,575       49,640      	42,585

Kentucky Municipal Bond      6,612,983       22,711       	8,544